Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2007, except as to Note 2, as to which date is May 25, 2007, in the Registration Statement (Form S-1 No. 333-000000) and related Prospectus of Aegerion Pharmaceuticals, Inc. dated November 20, 2007.

/s/ Ernst & Young LLP

MetroPark, New Jersey

November 19, 2007